Exhibit 5.1

Goodwin Procter LLP Counselors at Law Exchange Place Boston, MA 02109	T: 617.570.1000 F: 617.523.1231 goodwinprocter.com

August 25, 2011

American Tower REIT, Inc.

116 Huntington Avenue

Boston, Massachusetts 02116

Re:	Securities Registered under Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-4 (File No. 333-174684) (as amended or supplemented, the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offering by American Tower REIT, Inc., a Delaware corporation (the “Company”) of up to 401,942,792 shares (the “Shares”) of the Company’s Common Stock, $0.01 par value per share, to be issued pursuant to an Agreement and Plan of Merger, dated August 24, 2011, by and between the Company and American Tower Corporation, a Delaware corporation (the “Merger Agreement”), which Merger Agreement is described in the Registration Statement and included as Annex A therein.

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions expressed below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

The opinion expressed below is limited to the Delaware General Corporation Law (which includes reported judicial decisions interpreting the Delaware General Corporation Law).

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued in accordance with the Merger Agreement as described in the Registration Statement, will be validly issued, fully paid and non-assessable.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP

GOODWIN PROCTER LLP